Exhibit 10.54.1

First Amendment to the
Employment Agreement for David M. Thomas
As Amended and Restated as of January 1, 2005

THIS FIRST AMENDMENT to the Employment Agreement by and between IMS Health Incorporated (the “Company”) and David M. Thomas (“Executive”) as amended and restated at January 1, 2005 (the “Agreement”) shall become effective as of January 1, 2007.

WHEREAS, the Company and Executive entered into the Agreement effective as of November 14, 2000 and amended and restated the Agreement as of December 3, 2002 and January 1, 2005; and

WHEREAS, the Company and Executive desire that Executive continue to provide consulting services to the Company during 2007.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the Company and Executive hereby agree as follows:

1.             Section 6(e) of the Agreement is amended as follows (overstruck text is deleted, underscored text is added):

(e)           Consulting Obligation Following Retirement.  Upon Executive’s Retirement at or after March 31, 2006, beginning at the date of such Retirement and continuing through December 31, 2006, Executive shall provide consulting services to the Company on a regular basis up to a maximum amount of six (6) days per month.  The Company shall pay Executive a consulting fee of $70,000 per month, plus reimbursement of reasonable expenses.  The Company will provide to Executive office and administrative support during the period in which he provides consulting services to the Company.  During 2007, at the Company’s request, Executive shall provide consulting services to the Company.   The Company shall pay Executive a retainer of $50,000 with respect to such services in 2007, payable no later than January 12, 2007 (plus reimbursement of reasonable expenses as incurred and documented).  In consideration of such retainer, Executive shall provide 100 hours of consulting services at no additional charge.  Consulting services requested by the Company in excess of 100 hours during 2007 shall be billed to the Company at a rate of $500 per hour (plus reimbursement of reasonable expenses as incurred and documented).  Executive shall maintain records of hours billed in 2007 and make such records available to the Company upon request.  The Company shall provide to Executive administrative support reasonably necessary for the performance of such consulting services during 2007.  The obligation of confidentiality under Section 10(b) of the Agreement shall be applicable to any information obtained by Executive in the course of consulting to the same extent as if such information had been obtained in the course of employment.  The consulting fee payable for 2007 shall be non-refundable in the event of Executive’s death or disability or if Executive bills less than 100 hours during 2007.  ~~In the event of Executive’s death or Disability during the Term or after the Term but prior to the end of the period during which the consulting services are to be provided under this Section 6(e), the Company will pay to Executive (or his beneficiaries in the case of death) a lump sum equal to the then present value amount of consulting fees that would have thereafter been paid hereunder if Executive had provided consulting services through the end of the specified consulting period.~~

IN WITNESS WHEREOF, Executive has hereunto set his hand and the Company has caused this instrument to be duly executed on the 23rd day of January, 2007

DAVID M. THOMAS	IMS HEALTH INCORPORATED

/s/ David M. Thomas	By:	/s/ David R. Carlucci
David M. Thomas	Name:	David R. Carlucci
	Title:	Chairman of the Board, Chief Executive Officer and President